NEWS RELEASE for August 1, 2005

Contact:  Paul T. Anthony
          Chief Financial Officer
          Auxilio, Inc.
          (949) 614-0700

              AUXILIO, INC. Announces Closing of Private Placement

         Mission Viejo, California - August 1, 2005 - Auxilio, Inc. (OTCBB:
AUXO), a provider of Image Output Management services for Healthcare, announced today that it has completed a private placement of common stock to selected accredited investors.

         In the private placement, the Company sold 1.6 million shares of common stock at a purchase price of $2.00 per share, for aggregate gross proceeds of approximately $3.2 million, or $2.9 million net of expenses. The Company paid a fee of $257,000 and has agreed to issue an aggregate of 129,000 warrants to purchase common stock to Blue Bay Capital, who acted as the placement agent. The warrants are immediately exercisable at $2.50 per share and will expire five years after issuance.

         The Company intends to use the net proceeds of the private placement for working capital and for general corporate purposes, including the repayment of certain debt.

         "We are highly encouraged and thankful to our investors for their support of Auxilio in this round of financing. The capital will be highly beneficial to the national growth strategy of the company, said Joe Flynn, Chief Executive Officer of Auxilio. "Our goal over the next several quarters is to focus on business development activities throughout the US through our existing sales force as well as through our partnership with MedAssets, this capital will increase those opportunities dramatically", said Flynn.

About Auxilio, Inc.

         Auxilio, Inc. provides Image Output Management Services and related financial and business processes for major Healthcare facilities. The company's proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce image output expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio's Image Output Management programs guarantee our clients immediate measurable savings, a fully outsourced process, and unparalleled service. Auxilio's target market includes medium to large hospitals, health plans and health care systems. Customers served by Auxilio, Inc. include health systems such as St. Joseph's Health System, Memorial Health Services, Catholic Healthcare West and Huntington Memorial Hospital.

For more information, see the company's website at www.auxilioinc.com or contact:

Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, CA 92691
Phone: 949-614-0700
Fax: 949-614-0701
jflynn@auxilioinc.com
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Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's annual report on form 10-KSB for the period ending December 31, 2004, as filed with the Securities and Exchange Commission on April 14, 2005. These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.